Exhibit 10.6

Confidential Treatment Requested

Confidential Materials omitted and filed separately with the

Securities and Exchange Commission.

Asterisks denote omissions.

WEBBANK

and

LENDINGCLUB CORPORATION

SECOND AMENDED AND RESTATED

LOAN SALE AGREEMENT

Dated as of February 28, 2014

Confidential Treatment Requested

Confidential Materials omitted and filed separately with the

Securities and Exchange Commission.

Asterisks denote omissions.

This SECOND AMENDED AND RESTATED LOAN SALE AGREEMENT (this “Agreement”), dated as of February 28, 2014 (“Effective Date”), is made by and between WEBBANK, a Utah-chartered industrial bank having its principal location in Salt Lake City, Utah (“Bank”), and LENDINGCLUB CORPORATION, a Delaware corporation, having its principal location in San Francisco, California (“Company”).

WHEREAS, Bank desires to sell to Company, and Company desires to purchase from Bank, the Loan Accounts established by Bank pursuant to the Loan Account Program Agreement;

WHEREAS, Bank and Company previously entered into an Amended and Restated Loan Sale Agreement dated as of November 8, 2010 (as amended from time to time, the “Existing Sale Agreement”), pursuant to which Company agreed to purchase certain loan accounts originated by Bank; and

WHEREAS, Bank and Company desire to amend and restate the Existing Sale Agreement on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the terms, conditions and mutual covenants and agreements herein contained, and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Bank and Company agree as follows:

1. Definitions; Effectiveness.

(a)	The terms used in this Agreement shall be defined as set forth in Schedule 1, and the rules of construction set forth in Schedule 1 shall apply to this Agreement. Terms not defined herein shall have the meanings ascribed to them in the Loan Account Program Agreement.

(b)	This Agreement shall be effective as of the Effective Date and, as of the Effective Date, shall supersede and replace the Existing Sale Agreement (except that, as provided in section 1(c), the Existing Sale Agreement will govern the purchase of Loan Accounts originated prior to the Effective Date). This Agreement shall apply to all Loan Accounts originated by Bank during the term of this Agreement, beginning on the Effective Date. Loans originated on or after the Effective Date shall not be subject to the Existing Sale Agreement.

(c)	All Loan Accounts originated by Bank prior to the Effective Date shall be governed by the terms of the Existing Sale Agreement as in effect at the time that such Loan Accounts were originated, and shall not be subject to the terms of this Agreement.

(d)	This Agreement shall not operate so as to render invalid or improper any action heretofore taken under the Existing Sale Agreement.

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2. Purchase of Loan Accounts; Payment to Bank; Reporting to Bank. The terms of Schedule 2 shall apply as if fully set forth in this Agreement.

3. Ownership of Loan Accounts.

(a)	On and after each Closing Date, subject to Company’s payment of the Purchase Price on each such date, Company shall be the sole owner for all purposes (e.g., tax, accounting and legal) of the Loan Accounts purchased from Bank on such date. Bank agrees to make entries on its books and records to clearly indicate the sale of the Loan Accounts to Company as of each Closing Date. Company agrees to make entries on its books and records to clearly indicate the purchase of the Loan Accounts as of each Closing Date.

(b)	Bank does not assume and shall not have any liability to Company for the repayment of any Loan Proceeds or the servicing of the Loan Accounts after the related Closing Date.

(c)	Company may not securitize (including issuance of an “asset-backed security” (as defined under 17 C.F.R. § 229.1101(c) or Section 3(a)(77) of the Securities Exchange Act of 1934) backed by) the Loan Accounts, or any amounts owing thereunder, without the prior written consent of Bank, which consent may be withheld or conditioned in Bank’s sole discretion. Notwithstanding the foregoing, Bank acknowledges that the Company program as conducted as of the Effective Date does not breach this Section 3(c) or require any further consent form Bank.

4. Representations and Warranties of Bank.

(a)	Bank hereby represents and warrants to Company as of the Effective Date of this Agreement and as of each Closing Date that:

(1)	Bank is an FDIC-insured Utah-chartered industrial bank, duly organized, validly existing under the laws of the State of Utah and has full corporate power and authority to execute, deliver, and perform its obligations under this Agreement; the execution, delivery and performance of this Agreement and the transfer of the Loan Accounts have been duly authorized and are not in conflict with and do not violate the terms of the charter or bylaws of Bank and will not result in a material breach of or constitute a default under, or require any consent under, any indenture, loan or agreement to which Bank is a party;

(2)	All approvals, authorizations, licenses, registrations, consents, and other actions by, notices to, and filings with, any Person that may be required in connection with the execution, delivery, and performance of this Agreement by Bank, have been obtained;

(3)	This Agreement constitutes a legal, valid, and binding obligation of Bank, enforceable against Bank in accordance with its terms, except (i) as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, receivership, conservatorship or other similar laws now or hereafter in effect (including the rights and obligations of receivers and conservators under 12 U.S.C. §§ 1821(d) and (e)), which may affect the enforcement of creditors’ rights in general, and (ii) as such enforceability may be limited by general principles of equity (whether considered in a suit at law or in equity);

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(4)	There are no proceedings or investigations pending or, to the best knowledge of Bank, threatened against Bank (i) asserting the invalidity of this Agreement, (ii) seeking to prevent the consummation of any of the transactions contemplated by Bank pursuant to this Agreement, (iii) seeking any determination or ruling that, in the reasonable judgment of Bank, would materially and adversely affect the performance by Bank of its obligations under this Agreement, (iv) seeking any determination or ruling that would materially and adversely affect the validity or enforceability of this Agreement or (v) would have a materially adverse financial effect on Bank or its operations if resolved adversely to it; provided, however, that Bank makes no representation or warranty regarding the examination of Bank by the FDIC or the Utah Department of Financial Institutions, or any actions resulting from such examination;

(5)	Bank is not Insolvent;

(6)	The execution, delivery and performance of this Agreement by Bank comply with Utah and federal banking laws specifically applicable to Bank’s operations; provided that, except as expressly set forth herein, Bank makes no representation or warranty regarding compliance with Utah or federal banking laws relating to consumer or other borrower protection, consumer or business lending, usury, loan collection, anti-money laundering, data security or privacy;

(7)	To the extent that Bank receives non-public personally identifiable information from the Company or the Borrower, Bank will comply with all Applicable Laws related to the protection and retention of such information; and

(8)	With respect to each Loan Account sold on any Closing Date by Bank to Company, (i) Bank has not taken any action (directly or indirectly, voluntarily or involuntarily): (x) to alter the terms or conditions of such Loan Account or (y) that could be reasonably expected to impair the enforceability of such Loan Accounts (except that such representation does not extend to any action by Company or its agents); or (ii) upon Bank’s receipt of the related Purchase Price, Bank shall have conveyed to Company all of Bank’s right, title and interest in such Loan Accounts subject to no prior security interest in favor of any other creditor of Bank.

(b)	The representations and warranties set forth in this Section 4 shall survive the sale, transfer and assignment of the Loan Accounts to Company pursuant to this Agreement and, with the exception of those representations and warranties contained in subsection 4(a)(4), shall be made continuously throughout the term of this Agreement. In the event that any investigation or proceeding of the nature described in subsection 4(a)(4) is instituted or threatened against Bank, Bank shall promptly notify Company of such pending or threatened investigation or proceeding (unless prohibited from doing so by Applicable Laws or the direction of a Regulatory Authority).

Privileged & Confidential

5. Representations and Warranties of Company.

(a)	Company hereby represents and warrants to Bank, as of the Effective Date and each Closing Date that:

(1)	Company is a corporation, duly organized and validly existing in good standing under the laws of the State of Delaware, and has full power and authority to execute, deliver, and perform its obligations under this Agreement; the execution, delivery, and performance of this Agreement have been duly authorized, and are not in conflict with and do not violate the terms of the articles or bylaws of Company and will not result in a material breach of or constitute a default under or require any consent under any indenture, loan, or agreement to which Company is a party;

(2)	All approvals, authorizations, consents, and other actions by, notices to, and filings with any Person required to be obtained for the execution, delivery, and performance of this Agreement by Company, have been obtained;

(3)	This Agreement constitutes a legal, valid, and binding obligation of Company, enforceable against Company in accordance with its terms, except (i) as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other similar laws now or hereafter in effect, which may affect the enforcement of creditors’ rights in general, and (ii) as such enforceability may be limited by general principles of equity (whether considered in a suit at law or in equity);

(4)	There are no proceedings or investigations pending or, to the best knowledge of Company, threatened against Company (i) asserting the invalidity of this Agreement, (ii) seeking to prevent the consummation of any of the transactions contemplated by Company pursuant to this Agreement, (iii) seeking any determination or ruling that, in the reasonable judgment of Company, would materially and adversely affect the performance by Company of its obligations under this Agreement, (iv) seeking any determination or ruling that would materially and adversely affect the validity or enforceability of this Agreement or (v) that would have a materially adverse financial effect on Company or its operations if resolved adversely to it;

(5)	Company is not Insolvent; and

(6)	The execution, delivery and performance of this Agreement by Company comply with Applicable Laws.

(b)	The representations and warranties set forth in this Section 5 shall survive the sale, transfer and assignment of the Loan Accounts to Company pursuant to this Agreement and, with the exception of those representations and warranties contained in subsection 5(a)(4), shall be made continuously throughout the term of this Agreement. In the event that any investigation or proceeding of the nature described in subsection 5(a)(4) is instituted or threatened against Company, Company shall promptly notify Bank of such pending or threatened investigation or proceeding (unless prohibited from doing so by Applicable Laws or the direction of a Regulatory Authority).

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6. Conditions Precedent to the Obligations of Company. The obligations of Company under this Agreement are subject to the satisfaction of the following conditions precedent on or prior to each Closing Date:

(a)	As of each Closing Date, no action or proceeding shall have been instituted or, to Company’s knowledge, threatened against Company or Bank to prevent or restrain the consummation of the transactions contemplated hereby, and, on each Closing Date, there shall be no injunction, decree, or similar restraint preventing or restraining such consummation;

(b)	The representations and warranties of Bank set forth in Section 4 shall be true and correct in all material respects, unless waived by Company, on each Closing Date as though made on and as of such date; and

(c)	The obligations of Bank set forth in this Agreement to be performed on or before each Closing Date shall have been performed in all material respects, unless waived by Company, as of such date by Bank.

7. Conditions Precedent to the Obligations of Bank. The obligations of Bank in this Agreement are subject to the satisfaction of the following conditions precedent on or prior to each Closing Date:

(a)	As of each Closing Date, no action or proceeding shall have been instituted or, to Bank’s knowledge, threatened against Company or Bank to prevent or restrain the consummation of the purchase or other transactions contemplated hereby, and, on each Closing Date, there shall be no injunction, decree, or similar restraint preventing or restraining such consummation;

(b)	The representations and warranties of Company set forth in the Program Documents shall be true and correct in all material respects, unless waived by Bank, on each Closing Date as though made on and as of such date; and

(c)	The obligations of Company set forth in the Program Documents to be performed on or before each Closing Date shall have been performed in all material respects, unless waived by Bank, as of such date by Company.

8. Term and Termination.

(a)	This Agreement shall have an initial term beginning on the Effective Date and ending on November 8, 2018 (the “Initial Term”) and shall renew automatically for two (2) successive terms of one (1) year each (each a “Renewal Term,” collectively, the Initial Term and Renewal Term(s) shall be referred to as the “Term”), unless either Party provides notice of non-renewal to the other Party at least one hundred eighty (180) days prior to the end of the Initial Term or any Renewal Term or this Agreement is earlier terminated in accordance with the provisions hereof.

(b)	A Party shall have the right to terminate this Agreement immediately upon written notice to the other Party in any of the following circumstances:

(1)	any representation or warranty made by the other Party in this Agreement shall be incorrect in any material respect and shall not have been corrected within thirty (30) Business Days after written notice thereof has been given to such other Party;

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(2)	the other Party shall default in the performance of any obligation or undertaking under this Agreement and such default shall continue for thirty (30) Business Days after written notice thereof has been given to such other Party;

(3)	the other Party shall commence a voluntary case or other proceeding seeking liquidation, reorganization, or other relief with respect to itself or its debts under any bankruptcy, insolvency, receivership, conservatorship or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, conservator, custodian, or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of a trustee, receiver, liquidator, conservator, custodian, or other similar official or to any involuntary case or other similar proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any corporate action to authorize any of the foregoing;

(4)	an involuntary case or other proceeding, whether pursuant to banking regulations or otherwise, shall be commenced against the other Party seeking liquidation, reorganization, or other relief with respect to it or its debts under any bankruptcy, insolvency, receivership, conservatorship or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, conservator, custodian, or other similar official of it or any substantial part of its property or an order for relief shall be entered against either Party under the federal bankruptcy laws as now or hereafter in effect;

(5)	there is a materially adverse change in the financial condition of the other Party; or

(6)	either Party has terminated the Loan Account Program Agreement and any applicable notice period provided in the Loan Account Program Agreement has expired.

(c)	In addition to the foregoing termination rights, Bank may terminate this Agreement immediately upon written notice to Company (i) if Company defaults on its obligation to make a payment to Bank as provided in Schedule 2 of this Agreement and fails to cure such default within one (1) Business Day of receiving notice of such default from Bank; (ii) if Company defaults on its obligation to make a payment to Bank as provided in Schedule 2 of this Agreement more than once in any three (3) month period; (iii) if Company fails to maintain the Required Balance in the Collateral Account as required by Section 31 or Schedule 31 of this Agreement; or (iv) if Bank is deemed to be a “sponsor” or “securitizer” under any rule, regulation or order of the Securities and Exchange Commission with respect to any security issued by Company (or its affiliates).

(d)	The termination of this Agreement either in part or in whole shall not discharge any Party from any obligation incurred prior to such termination, including any obligation with respect to Loan Accounts sold prior to such termination.

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(e)	Following termination of this Agreement, Company shall purchase any Loan Accounts established by Bank under the Loan Account Program Agreement prior to and on the date of termination of the Loan Account Program Agreement that have not already been purchased by Company and any Loan Accounts originated by Bank after termination of this Agreement, if such Loan Accounts are originated in accordance with Section 11(e) of the Loan Account Program Agreement.

(f)	Bank may terminate this Agreement immediately upon written notice to Company if Bank incurs any Loss that would have been subject to indemnification under Section 10(a) but for the application of Applicable Laws that limit or restrict Bank’s ability to seek such indemnification.

(g)	The terms of this Section 8 shall survive the expiration or earlier termination of this Agreement.

9. Confidentiality.

(a)	Each Party agrees that Confidential Information of the other Party shall be used by such Party solely in the performance of its obligations and exercise of its rights pursuant to the Program Documents. Except as required by Applicable Laws or legal process, neither Party (the “Restricted Party”) shall disclose Confidential Information of the other Party to third parties; provided, however, that the Restricted Party may disclose Confidential Information of the other Party (i) to the Restricted Party’s Affiliates, agents, representatives or subcontractors for the sole purpose of fulfilling the Restricted Party’s obligations under this Agreement (as long as the Restricted Party exercises reasonable efforts to prohibit any further disclosure by its Affiliates, agents, representatives or subcontractors), provided that in all events, the Restricted Party shall be responsible for any breach of the confidentiality obligations hereunder by any of its Affiliates, agents (other than Company as agent for Bank), representatives or subcontractors, (ii) to the Restricted Party’s auditors, accountants and other professional advisors, or to a Regulatory Authority, or (iii) to any other third party as mutually agreed by the Parties.

(b)	A Party’s Confidential Information shall not include information that:

(1)	is generally available to the public;

(2)	has become publicly known, without fault on the part of the Party who now seeks to disclose such information (the “Disclosing Party”), subsequent to the Disclosing Party acquiring the information;

(3)	was otherwise known by, or available to, the Disclosing Party prior to entering into this Agreement; or

(4)	becomes available to the Disclosing Party on a non-confidential basis from a Person, other than a Party to this Agreement, who is not known by the Disclosing Party after reasonable inquiry to be bound by a confidentiality agreement with the non-Disclosing Party or otherwise prohibited from transmitting the information to the Disclosing Party.

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(c)	Upon written request or upon the termination of this Agreement, each Party shall, within thirty (30) days, return to the other Party all Confidential Information of the other Party in its possession that is in written form, including by way of example, but not limited to, reports, plans, and manuals; provided, however, that either Party may maintain in its possession all such Confidential Information of the other Party required to be maintained under Applicable Laws relating to the retention of records for the period of time required thereunder.

(d)	In the event that a Restricted Party is requested or required (by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process) to disclose any Confidential Information of the other Party, the Restricted Party will provide the other Party with prompt notice of such request(s) so that the other Party may seek an appropriate protective order or other appropriate remedy and/or waive the Restricted Party’s compliance with the provisions of this Agreement. In the event that the other Party does not seek such a protective order or other remedy, or such protective order or other remedy is not obtained, or the other Party grants a waiver hereunder, the Restricted Party may furnish that portion (and only that portion) of the Confidential Information of the other Party which the Restricted Party is legally compelled to disclose and will exercise such efforts to obtain reasonable assurance that confidential treatment will be accorded any Confidential Information of the other Party so furnished as the Restricted Party would exercise in assuring the confidentiality of any of its own Confidential Information.

(e)	The terms of this Section 9 shall survive the expiration or earlier termination of this Agreement.

10. Indemnification.

(a)	Company agrees to defend, indemnify, and hold harmless Bank and its Affiliates, and the officers, directors, employees, representatives, shareholders, agents and attorneys of such entities (the “Indemnified Parties”) from and against any and all claims, actions, liability, judgments, damages, costs and expenses, including reasonable attorneys’ fees (“Losses”) to the extent arising from Bank’s participation in the Program and the Prior Programs as contemplated by the Program Documents and the Prior Program Documents (including Losses arising from a violation of Applicable Laws or a breach by Company or its agents or representatives of any of Company’s representations, warranties, obligations or undertakings under the Program Documents and the Prior Program Documents). Notwithstanding the foregoing, Company shall not be obligated to indemnify any Indemnified Parties to the extent that the Losses arise from the gross negligence or willful misconduct of Bank, or its officers, directors, employees or agents (other than Company and its agents).

(b)

To the extent permitted by Applicable Laws, any Indemnified Party seeking indemnification hereunder shall promptly notify Company, in writing, of any notice of the assertion by any third party of any claim or of the commencement by any third party of any legal or regulatory proceeding, arbitration or action, or if the Indemnified Party determines the existence of any such claim or the commencement by any third party of any such legal or regulatory proceeding, arbitration or action, whether or not the same shall have been asserted or initiated, in any case with respect to which Company is or may be obligated to provide indemnification (an “Indemnifiable Claim”), specifying in

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reasonable detail the nature of the claim and, if known, the amount or an estimate of the amount of the Loss; provided, that failure to promptly give such notice shall only limit the liability of Company to the extent of the actual prejudice, if any, suffered by Company as a result of such failure. The Indemnified Party shall provide to Company as promptly as practicable thereafter information and documentation reasonably requested by Company to defend against the Indemnifiable Claim.

(c)	Company shall have ten (10) days after receipt of any notification of an Indemnifiable Claim (a “Claim Notice”) to notify the Indemnified Party in writing of Company’s election to assume the defense of the Indemnifiable Claim and, through counsel of the Company’s own choosing, and at its own expense, to commence the settlement or defense thereof, and the Indemnified Party shall cooperate with Company in connection therewith if such cooperation is so requested and the request is reasonable; provided that Company shall hold the Indemnified Party harmless from all its reasonable out-of-pocket expenses, including reasonable attorneys’ fees, incurred in connection with the Indemnified Party’s cooperation; provided, further, that if the Indemnifiable Claim relates to a matter before a Regulatory Authority, the Indemnified Party may elect, upon written notice to Company (the “Assumption Notice”), to assume the defense of the Indemnifialbe Claim at the cost of and with the cooperation of Company. If the Company assumes responsibility for the settlement or defense of any such claim, (i) Company shall permit the Indemnified Party to participate at the Indemnified Party’s expense (for which no claim of Losses shall be made) in such settlement or defense through counsel chosen by the Indemnified Party; provided that, in the event that both Company and the Indemnified Party are defendants in the proceeding and the Indemnified Party has reasonably determined and notified Company that representation of both parties by the same counsel would be inappropriate due to the actual or potential differing interests between them, then the reasonable fees and expenses of one such counsel for all Indemnified Parties in the aggregate shall be borne by Company; and (ii) Company shall not settle any Indemnifiable Claim without the Indemnified Party’s consent.

(d)	If the Company does not notify the Indemnified Party in writing within ten (10) days after receipt of the Claim Notice that it elects to undertake the defense of the Indemnifiable Claim described therein, or if Company fails to contest vigorously any such Indemnifiable Claim, or if the Indemnified Party elects to control the defense of an Indemnifiable Claim before a Regulatory Authority as permitted by Section 10(c), then, in each case, the Indemnified Party shall have the right, upon reasonable written notice to the Company, to contest, settle or compromise the Indemnifiable Claim in the exercise of its reasonable discretion; provided that the Indemnified Party shall notify Company in writing prior thereto of any compromise or settlement of any such Indemnifiable Claim. No action taken by the Indemnified Party pursuant to this paragraph (d) shall deprive the Indemnified Party of its rights to indemnification pursuant to this Section 10.

(e)	All amounts due under this Section 10 shall be payable not later than ten (10) days after receipt of the written demand therefor.

(f)	The terms of this Section 10 shall survive the expiration or earlier termination of this Agreement.

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11. Assignment. This Agreement and the rights and obligations created under it shall be binding upon and inure solely to the benefit of the Parties and their respective successors, and permitted assigns. Neither Party shall be entitled to assign or transfer any interest under this Agreement without the prior written consent of the other Party. No assignment under this section shall relieve a Party of its obligations under this Agreement.

12. Third Party Beneficiaries. Nothing contained herein shall be construed as creating a third-party beneficiary relationship between either Party and any other Person.

13. Proprietary Material. Bank hereby provides Company with a non-exclusive right and non-assignable license to use and reproduce Bank’s name, logo, registered trademarks and service marks (collectively “Proprietary Material”) as necessary to fulfill each Party’s obligations under this Agreement; provided, however, that (a) Company shall obtain Bank’s prior written approval for the use of Proprietary Material and such use shall at all times comply with written instructions provided by Bank regarding the use of its Proprietary Material; and (b) Company acknowledges that, except as specifically provided in this Agreement, it will acquire no interest in Bank’s Proprietary Material. Upon termination of this Agreement, Company will cease using Bank’s Proprietary Material.

14. Notices. All notices and other communications that are required or may be given in connection with this Agreement shall be in writing and shall be deemed received (a) on the day delivered, if delivered by hand; (b) or the day transmitted, if transmitted by facsimile or e-mail with receipt confirmed; or (c) three (3) Business Days after the date of mailing to the other party, if mailed first-class mail postage prepaid, at the following address, or such other address as either party shall specify in a notice to the other:

To Bank:	WebBank Attn: Senior Vice President – Strategic Partners 215 S. State Street, Suite 800 Salt Lake City, UT 84111 Tel. (801) 456-8398 Fax: (801) 456-8398 Email: strategicpartnerships@webbank.com

With a copy to:	WebBank Attn: Compliance Officer 215 S. State Street, Suite 800 Salt Lake City, UT 84111 Tel. (801) 456-8397 Fax: (801) 456-8397 Email: complianceofficer@webbank.com

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To Company:

LendingClub Corporation

71 Stevenson, Suite 300

San Francisco, CA 94105

Attn: Renaud Laplanche, Chief Executive Officer

E-mail Address: rlaplanche@lendingclub.com

Telephone: (415) 632-5667

Facsimile: (415) 632-5608

With copies to:	LendingClub Corporation 71 Stevenson, Suite 300 San Francisco, CA 94105 Attn: General Counsel E-mail Address: jaltieri@lendingclub.com Telephone: (415) 632-5666 Facsimile: (415) 632-5608

15. Relationship of Parties. Bank and Company agree that in performing their responsibilities pursuant to this Agreement, they are in the position of independent contractors. This Agreement is not intended to create, nor does it create and shall not be construed to create, a relationship of partner or joint venturer or any association for profit between and among Bank and Company.

16. Retention of Records. Any Records with respect to Loan Accounts purchased by Company pursuant hereto retained by Bank shall be held as custodian for the account of Bank and Company as owners thereof. Bank shall provide copies of Records to Company upon reasonable request of Company.

17. Agreement Subject to Applicable Laws. If (a) either Party has been advised by legal counsel of a change in Applicable Laws or any judicial decision of a court having jurisdiction over such Party or any interpretation of a Regulatory Authority that, in the view of such legal counsel, would have a materially adverse effect on the rights or obligations of such Party under this Agreement or the financial condition of such Party, (b) either Party receives a request of any Regulatory Authority having jurisdiction over such Party, including any letter or directive of any kind from any such Regulatory Authority, that prohibits or restricts such Party from carrying out its obligations under this Agreement, or (c) either Party has been advised by legal counsel that there is a material risk that such Party’s or the other Party’s continued performance under this Agreement would violate Applicable Laws, then the affected Party shall provide written notice to the other Party of such advisement or request and the Parties shall meet and consider in good faith any modifications, changes or additions to the Program or the Program Documents that may be necessary to eliminate such result. Notwithstanding any other provision of the Program Documents, including Section 8 hereof, if the Parties are unable to reach agreement regarding such modifications, changes or additions to the Program or the Program Documents within ten (10) Business Days after the Parties initially meet, either Party may terminate this Agreement upon five (5) days’ prior written notice to the other Party. A Party may suspend performance of its obligations under this Agreement, or require the other Party to suspend its performance of its obligations under

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this Agreement, upon providing the other Party with advance written notice, if any event described in subsection 17(a), (b) or (c) above occurs.

18. Expenses.

(a)	Each Party shall bear the costs and expenses of performing its obligations under this Agreement, unless expressly provided otherwise in the Program Documents.

(b)	Each Party shall be responsible for payment of any federal, state, or local taxes or assessments associated with the performance of its obligations under this Agreement.

(c)	Company shall reimburse Bank for all reasonable third party fees incurred by Bank in connection with the performance of this Agreement.

(d)	Company shall pay for Bank’s reasonable legal and other professional fees and expenses as provided in subsection 15(e) of the Loan Account Program Agreement.

(e)	Within ten (10) days after receipt of an invoice from Bank, Company shall reimburse Bank for the monthly costs associated with the transfer of funds from the Collateral Account to Company.

(f)	All fees payable pursuant to this Section 18 may be paid by wire, ACH, or check, as determined by the Company, but shall be paid pursuant to the terms of the Bank’s invoice. Bank may assess a service charge of 1.5% per month on any amounts due under this Agreement that are thirty (30) days past due.

(g)	Unless otherwise agreed by the Parties, Company shall pay Bank a fee *** upon the approval by Bank of any agreement under which Bank sells Loan Accounts directly to a Person with the consent of or at the direction of Company.

19. Examination. Each Party agrees to submit to any examination that may be required by a Regulatory Authority having jurisdiction over the other Party, during regular business hours and upon reasonable prior notice, and to otherwise provide reasonable cooperation to the other Party in responding to such Regulatory Authority’s inquiries and requests related to the Program.

20. Inspection; Reports. Each Party, upon reasonable prior notice from the other Party, agrees to submit to an inspection of its books, records, accounts, and facilities relevant to the Program, from time to time, during regular business hours subject, in the case of Bank, to the duty of confidentiality it owes to its customers and banking secrecy and confidentiality requirements otherwise applicable under Applicable Laws. All expenses of inspection shall be borne by the Party conducting the inspection. Notwithstanding the obligation of each Party to bear its own expenses of inspection, Company shall reimburse Bank for reasonable out of pocket expenses incurred by Bank in the performance of periodic on site reviews of Company’s financial condition, operations and internal controls.

21. Governing Law; Waiver of Jury Trial. This Agreement shall be interpreted and construed in accordance with the laws of the State of Utah, without giving effect to the rules, policies, or principles thereof with respect to conflicts of laws. THE PARTIES HEREBY EXPRESSLY WAIVE ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING HEREUNDER. The terms of this Section 21 shall survive the expiration or earlier termination of this Agreement.

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22. Manner of Payments. Unless the manner of payment is expressly provided herein, all payments under this Agreement shall be made by ACH transfer to the bank accounts designated by the respective Parties. Notwithstanding anything to the contrary contained herein, neither Party shall be excused from making any payment required of it under this Agreement as a result of a breach or alleged breach by the other Party of any of its obligations under this Agreement or any other agreement, provided that the making of any payment hereunder shall not constitute a waiver by the Party making the payment of any rights it may have under the Program Documents or by law.

23. Brokers. Neither Party has agreed to pay any fee or commission to any agent, broker, finder, or other person for or on account of services rendered as a broker or finder in connection with this Agreement or the transactions contemplated hereby that would give rise to any valid claim against the other Party for any brokerage commission or finder’s fee or like payment.

24. Entire Agreement. The Program Documents, including exhibits, constitute the entire agreement between the Parties with respect to the subject matter hereof, and supersede any prior or contemporaneous negotiations or oral or written agreements with regard to the same subject matter.

25. Amendment and Waiver. This Agreement may not be amended orally, but only by a written instrument signed by all Parties. The failure of a Party to require the performance of any term of this Agreement or the waiver by a Party of any default under this Agreement shall not prevent a subsequent enforcement of such term and shall not be deemed a waiver of any subsequent breach. All waivers must be in writing and signed by the Party against whom the waiver is to be enforced.

26. Severability. Any provision of this Agreement which is deemed invalid, illegal or unenforceable in any jurisdiction, shall, as to that jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining portions hereof in such jurisdiction or rendering such provision or any other provision of this Agreement invalid, illegal, or unenforceable in any other jurisdiction.

27. Interpretation. The Parties acknowledge that each Party and its counsel have reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any amendments thereto, and the same shall be construed neither for nor against either Party, but shall be given a reasonable interpretation in accordance with the plain meaning of its terms and the intent of the Parties.

28. Jurisdiction; Venue. The Parties consent to the personal jurisdiction and venue of the federal and state courts in Salt Lake City, Utah for any court action or proceeding. The terms of this Section 28 shall survive the expiration or earlier termination of this Agreement.

29. Headings. Captions and headings in this Agreement are for convenience only and are not to be deemed part of this Agreement.

30. Counterparts. This Agreement may be executed and delivered by the Parties in any number of counterparts, and by different parties on separate counterparts, each of which counterpart shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same instrument.

Privileged & Confidential

31. Collateral Account. The terms of Schedule 31 shall apply as if fully set forth in this Agreement.

[Signature Page Follows]

Privileged & Confidential

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized officers as of the date first written above.

WEBBANK

By:

Name:

Title:

LENDINGCLUB CORPORATION

By:

Name:

Title:

Privileged & Confidential

Schedule 1

Definitions

(a)	“ACH” means the Automated Clearinghouse.

(b)	“Affiliate” means, with respect to a Party, a Person who directly or indirectly controls, is controlled by or is under common control with the Party. For the purpose of this definition, the term “control” (including with correlative meanings, the terms controlling, controlled by and under common control with) means the power to direct the management or policies of such Person, directly or indirectly, through the ownership of twenty-five percent (25%) or more of a class of voting securities of such Person.

(c)	“Agreement” means this Loan Sale Agreement.

(d)	“Applicable Laws” means all federal, state and local laws, statutes, regulations and orders applicable to a Party or relating to or affecting any aspect of the Program (including the Loan Accounts), and all requirements of any Regulatory Authority having jurisdiction over a Party, as any such laws, statutes, regulations, orders and requirements may be amended and in effect from time to time during the term of this Agreement.

(e)	“Assumption Notice” shall have the meaning set forth in Section 10(c).

(f)	“Borrower” means an Applicant or other Person for whom Bank has established a Loan Account and/or who is liable, jointly or severally, for amounts owing with respect to a Loan Account.

(g)	“Business Day” means any day, other than (i) a Saturday or Sunday, or (ii) a day on which banking institutions in the State of Utah are authorized or obligated by law or executive order to be closed.

(h)	“Claim Notice” shall have the meaning set forth in Section 10(c).

(i)	“Closing Date” means each date on which Company pays Bank the Purchase Price for a Loan Account and, pursuant to Schedule 2 hereof, acquires such Loan Account from Bank. The Closing Date for Loan Accounts listed on a Funding Statement shall be two (2) business days after the Funding Date for such Funding Statement.

(j)	“Collateral Account” has the meaning set forth in Schedule 31.

(k)	“Confidential Information” means the terms and conditions of this Agreement, and any proprietary information or non-public information of a Party, including a Party’s proprietary marketing plans and objectives, that is furnished to the other Party in connection with this Agreement.

(l)	“Control Account” means an account established by Company and held at the Control Institution in accordance with the terms of the Control Account Agreement.

(m)	“Control Account Agreement” means the account agreement attached hereto as Exhibit A.

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(n)	“Control Institution” means the depository institution at which the Control Account is established, which initially shall be Wells Fargo Bank, N.A., and may be changed by agreement among the Parties.

(o)	“Disclosing Party” shall have the meaning set forth in Section 9(b)(2).

(p)	“Effective Date” shall have the meaning set forth in the introductory paragraph of this Agreement.

(q)	“Existing Program Agreement” means the Amended and Restated Loan Account Program Agreement dated as of November 8, 2010 between Bank and Company, as amended.

(r)	“Existing Sale Agreement” shall have the meaning set forth in the recitals.

(s)	“Holding Period Interest Charge” means, for each Loan Account purchased from Bank, the difference between the interest that accrued on that Loan Account between the Funding Date and the Closing Date, calculated on a calendar day basis (the “Gross Interest Amount”).

(t)	“Indemnifiable Claim” shall have the meaning set forth in Section 10(b).

(u)	“Indemnified Parties” shall have the meaning set forth in Section 10(a).

(v)	“Insolvent” means the failure to pay debts in the ordinary course of business, the inability to pay its debts as they come due or the condition whereby the sum of an entity’s debts is greater than the sum of its assets.

(w)	“Loan Account” means a consumer or business installment loan account established by Bank pursuant to the Loan Account Program Agreement. For purposes of this Agreement, each Loan Account includes all rights of Bank to payment under the applicable Loan Account Agreement with such Borrower.

(x)	“Loan Account Agreement” means the document containing the terms and conditions of a Loan Account including all disclosures required by Applicable Laws.

(y)	“Loan Account Program Agreement” means that Amended and Restated Loan Account Program Agreement, dated as of even date herewith, between Company and Bank, pursuant to which the Parties agreed to promote and operate an installment loan program.

(z)	“Losses” shall have the meaning set forth in Section 10(a).

(aa)	“Party” means either Company or Bank and “Parties” means Company and Bank.

(bb)	“Person” means any legal person, including any individual, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, governmental entity, or other entity of similar nature.

(cc)	“Program” means the consumer and business installment loan program contemplated by the Program Documents pursuant to which Bank will establish Loan Accounts and disburse Loan Proceeds to Borrowers, and in which Bank sells Loan Accounts to Company. The term “Program” also includes the sale by Bank of Loan Accounts directly to any Person with the consent of or at the direction of Company.

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(dd)	“Program Documents” means the Loan Account Program Agreement and this Agreement and, solely where such term is used for purpose of defining the scope of the security interest set forth in Schedule 31, shall also include any Agreement pursuant to which Bank sells Loan Accounts directly to any Person with the consent of or at the direction of Company.

(ee)	“Proprietary Material” shall have the meaning set forth in Section 13.

(ff)	“Purchase Price” means, with respect to a Loan Account, the sum of (i) the principal amount of the Loan Proceeds disbursed pursuant to such Loan Account, and (ii) the related Loan Origination Fee paid to Company.

(gg)	“Purchase Price Amount” means, with respect to a Funding Statement, the Funding Amount for such Funding Statement.

(hh)	“Records” means any Loan Account Agreements, applications, change-of-terms notices, credit files, credit bureau reports, transaction data, records, or other documentation (including computer tapes, magnetic files, and information in any other format).

(ii)	“Regulatory Authority” means any federal, state or local regulatory agency or other governmental agency or authority having jurisdiction over a Party and, in the case of Bank, shall include, but not be limited to, the Utah Department of Financial Institutions and the Federal Deposit Insurance Corporation.

(jj)	“Required Balance” shall have the meaning set forth in Schedule 31.

(kk)	“Restricted Party” shall have the meaning set forth in Section 9(a).

II. Construction

As used in this Agreement:

(a)	All references to the masculine gender shall include the feminine gender (and vice versa);

(b)	All references to “include,” “includes,” or “including” shall be deemed to be followed by the words “without limitation”;

(c)	References to any law or regulation refer to that law or regulation as amended from time to time and include any successor law or regulation;

(d)	References to “dollars” or “$” shall be to United States dollars unless otherwise specified herein;

(e)	Unless otherwise specified, all references to days, months or years shall be deemed to be preceded by the word “calendar”;

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(f)	All references to “quarter” shall be deemed to mean calendar quarter; and

(g)	The fact that Bank or Company has provided approval or consent shall not mean or otherwise be construed to mean that: (i) either Party has performed any due diligence with respect to the requested or required approval or consent, as applicable; (ii) either Party agrees that the item or information for which the other Party seeks approval or consent complies with any Applicable Laws; (iii) either Party has assumed the other Party’s obligations to comply with all Applicable Laws arising from or related to any requested or required approval or consent; or (iv) except as otherwise expressly set forth in such approval or consent, either Party’s approval or consent impairs in any way the other Party’s rights or remedies under the Agreement, including indemnification rights for Company’s failure to comply with all Applicable Laws.

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Schedule 2

The following terms shall apply as if fully set forth in the Agreement:

(a)	Bank hereby agrees to sell, transfer, assign, set-over, and otherwise convey to Company, without recourse and with servicing released, on each Closing Date, the Loan Accounts established by Bank two (2) Business Days prior to such Closing Date (and on any subsequent non-Business Day that occurs before the next Business Day). All of the foregoing shall be in accordance with the procedures set forth in this Schedule 2. In consideration for Bank’s agreement to sell, transfer, assign, set-over and convey to Company such Loan Accounts, Company agrees to purchase such Loan Accounts from Bank, and Company shall pay to Bank the Purchase Price in accordance with subsection 2(b) of this Schedule 2.

(b)	On each Closing Date, Company shall purchase the Loan Accounts established by Bank that are identified on the Funding Statement received by Bank three (3) Business Days prior to that Closing Date. By no later than 11:00 am Mountain Time, two (2) Business Days prior to the Closing Date, Company shall deposit a sum equal to the Purchase Price Amount for that Funding Statement by wire transfer into the Control Account. On the Closing Date, in consideration of Company’s purchase of the Loan Accounts on such Closing Date, Bank may authorize the disbursement of such Purchase Price Amount from the Control Account to Bank per the terms of the Control Account Agreement. Notwithstanding any provision of the Control Account Agreement to the contrary, under no circumstances shall Bank direct or otherwise authorize the disbursement or other disposition of any funds from the Control Account to Bank or any other person or entity other than in accordance with the previous sentence.

(c)	To secure Company’s obligations under this Schedule 2, Company hereby grants Bank a security interest in all of Company’s right, title and interest in and to the Control Account and all sums now or hereafter on deposit in or payable or withdrawable from the Control Account and the proceeds of any of the foregoing (collectively, the “Control Account Collateral”), and agrees to take such steps as Bank may reasonably require to perfect or protect such first priority security interest. Company represents that, as of the date of this Agreement, the Control Account Collateral is not subject to any claim, lien, security interest or encumbrance (other than the interest of Bank). Company shall not allow any other Person to have any claim, lien, security interest, or encumbrance on the Control Account Collateral. Bank shall have all of the rights and remedies of a secured party under Applicable Laws with respect to the Control Account Collateral and the funds therein or proceeds thereof, and shall be entitled to exercise those rights and remedies in its discretion. For the avoidance of doubt, the funds in the Control Account are intended solely for payment of the Purchase Price and Purchase Price Amount as set forth in Sections (a) and (b) of this Schedule 2.

(d)	Company agrees to pay all of the fees charged by the Control Institution with respect to the Control Account, and shall ensure that adequate funds are deposited into the Control Account to satisfy such fees. Company shall provide to Bank copies of the Control Account Agreement and any other documents relating to the Control Account, including the agreement governing the Control Account and any amendments thereto, promptly upon receipt from the Control Institution.

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(e)	Company shall pay Bank a monthly fee equal to the sum of (i) the greater of (x) the applicable Monthly Minimum Amount (as defined below); or (y) the amount determined by multiplying the total Funding Amount of Purchased Loan Accounts (as defined below) in such month by the applicable percentage(s) as provided in the chart below, for consumer purpose Loan Accounts (other than Lending Club Access Loan Accounts (as defined in the Loan Account Program Agreement)):

For Consumer Purpose Loan Accounts

***

plus (ii) the amount determined by multiplying the total Funding Amount of Purchased Loan Accounts (as defined below) in such month by the applicable percentage(s) as provided in the chart below, for business purpose Loan Accounts:

For Business Purpose Loan Accounts	Percentage

***

plus (iii) the amount determined by multiplying the total Funding Amount of Purchased Loan Accounts (as defined below) in such month by the applicable percentage(s) as provided in the chart below, for Lending Club Access Loan Accounts:

For Lending Club Access Loan Accounts	Percentage

***

For the avoidance of doubt, the foregoing calculation in clause (ii) ***. For the additional avoidance of doubt, business purpose Loan Accounts and Lending Club Access Loan Accounts are not included in the calculation of whether the Monthly Minimum Amount is reached in a given month, and there is no minimum monthly payment with respect to business purpose Loan Accounts or Lending Club Access Loans.

Company shall deliver to Bank a report setting forth the calculation of the payment Company is obligated to make to Bank pursuant to this Schedule 2 within five (5) Business Days after the end of each month.

“Monthly Minimum Amount” means ***.

“Purchased Loan Account” means a Loan Account that is either (I) sold by Bank to Company, or (II) sold by Bank to any Person with the consent of or at the direction of Company.

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(f)	Company shall pay Bank on a monthly basis the Holding Period Interest Charge for each Purchased Loan Account.

(g)	Payment of the amounts set forth in subsections (e) and (f) of this Schedule 2 shall be made by Bank’s initiation of an ACH debit transaction to an account designated in advance by Company on or about the sixth (6th) Business Day after the end of each month.

(h)	To the extent that such materials are in Bank’s possession, upon Company’s request, Bank agrees to cause to be delivered to Company, at Company’s cost, loan files on all Loan Accounts purchased by Company pursuant to this Agreement through the preceding Business Day. Such loan files will include the application for the Loan Account, the Loan Account Agreement, confirmation of delivery of the Loan Account Agreement to the Borrower, and such other materials as Company may reasonably require (all of which may be in electronic form); provided that Bank may retain copies of such information as necessary to comply with Applicable Laws.

(i)	[***]

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Schedule 31

The following terms shall apply as if fully set forth in the Agreement:

(a)	Establishment of Collateral Account. Company shall provide Bank with cash collateral to secure Company’s obligations under the Program Documents and the Prior Program Documents, which Bank shall deposit in a deposit account (“Collateral Account”) at Bank. The Collateral Account shall be a deposit account at Bank, segregated from any other deposit account of Company, that shall hold only the funds provided by Company to Bank as collateral. At all times, Company shall maintain funds in the Collateral Account equal to *** (the “Required Balance”). The Required Balance shall be calculated monthly as of the first day of each month during the Term. In the event the actual balance in the Collateral Account is less than the Required Balance, Company shall, within one (1) Business Day following notice of such deficiency, make a payment into the Collateral Account in an amount equal to the difference between the Required Balance and the actual balance in such account. The “Monthly Loan Total” means, for a month, the sum of the principal amounts of all Loan Accounts funded by Bank during such month.

(b)	Security Interest. To secure all Company’s obligations under the Program Documents and the Prior Program Documents (including the payment by Company of any amounts due under the Program Documents and the Prior Program Documents and the performance of any of Company’s obligations under the Program Documents and the Prior Program Documents), Company hereby grants Bank a security interest in the Collateral Account and the funds therein or proceeds thereof, and agrees to take such steps as Bank may reasonably require to perfect or protect such first priority security interest. Company represents that, as of the date of the Agreement, the Collateral Account is not subject to any claim, lien, security interest or encumbrance (other than the interest of Bank). Company shall not allow any other Person to have any claim, lien, security interest, or encumbrance on the Collateral Account. Bank shall have all of the rights and remedies of a secured party under Applicable Laws with respect to the Collateral Account and the funds therein or proceeds thereof, and shall be entitled to exercise those rights and remedies in its discretion.

(c)	Interest. The Collateral Account shall be a money market deposit account and shall bear interest. The annual interest rate shall be adjusted monthly as of the first day of each month during the Term, and shall be equal to the greater of (i) the Federal Funds Rate published in the Money Rates table of the Wall Street Journal on such date, less [***]; or (ii) [***]. The interest shall be paid monthly and shall be computed based on the average daily balance of the Collateral Account for the prior month. Company shall be entitled to any interest paid on the Collateral Account, and Bank shall forward to Company such interest no less frequently than quarterly.

(d)	Withdrawals.

(1)

Without limiting any other rights or remedies of Bank under this Agreement, Bank shall have the right to withdraw amounts from the Collateral Account to fulfill any obligations of Company under this Agreement or the Loan Account Program Agreement on which Company has defaulted, either during the Term or following termination of either of the aforementioned agreements. To the extent

Privileged & Confidential

that Bank has withdrawn amounts from the Collateral Account and such amounts are subsequently paid directly to Bank, Bank shall restore such amounts to the Collateral Account with in one (1) Business Day after receipt of the amounts paid directly to Bank.

(2)	Company shall not have any right to withdraw amounts from the Collateral Account. In the event the actual balance in the Collateral Account is more than the Required Balance calculated for a particular month, then, within one (1) Business Day after the Required Balance is calculated, at Company’s option, Company may provide to Bank a report setting forth the calculation for the Required Balance and the extent to which the actual amount held in the Collateral Account at such time exceeds the Required Balance. Within two (2) Business Days after receipt of such a report from Company, Bank shall withdraw from the Collateral Account any amount held therein that exceeds the Required Balance as of the date of such report and pay such amount to an account designated by Company.

(e)	Termination of Collateral Account. Bank shall release any funds remaining in the Collateral Account on latest to occur of: (i) sixty (60) days after the latter of termination of this Agreement, (ii) the last date on which Company is obligated to purchase Loan Accounts pursuant to subsection 11(h) of the Loan Account Program Agreement, or (iii) the fulfillment by Company of all of its obligations to Bank under the Program Documents, including its outstanding indemnification obligations with respect to all Claim Notices provided to Company during the Term or within sixty (60) days after the expiration or termination of this Agreement.

(f)	Survival. This Schedule 31 shall survive the expiration or termination of this Agreement.

2

Privileged & Confidential

Exhibit A

[Control Account Agreement]